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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form-4 of ARIS Corporation of our report dated 23 April 1998 relating to the financial statements of Barefoot Computer Training Limited which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information" in such Prospectus. However, it should be noted that Moores Rowland has not prepared or certified such "Selected Historical Financial Information."

/s/ Moores Rowland

Moores Rowland
Chartered Accountants
London, England
May 5, 1998